Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Reports Second Quarter 2020 Results

●	International revenue grew 66% in second quarter over prior-year period, despite impact of COVID-19 on oil and gas industry and over 30% rig count decline

●	Continuing to reduce cost and operational structures for challenged market conditions

●	Diversifying revenue opportunities by leveraging manufacturing and machining expertise

VERNAL, UT, August 7, 2020 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the second quarter ended June 30, 2020.

Troy Meier, Chairman and CEO, noted, “As we had indicated in May, our second quarter was heavily impacted by the severe downturn in the oil & gas industry due to the impacts of the stay-at-home mandates on oil demand, the resulting shut down of global economies combined with excess supply. Nonetheless, our year-over-year growth in international revenue further validated the traction our Drill-N-Ream® well bore conditioning tool is gaining in the Middle East, even as the region struggled like the U.S. with stay-at-home restrictions that caused drilling activity to stall heavily. Importantly, demand for our tool is driving expansion into more countries as we further our relationships with the largest international oil field service companies.”

Second Quarter 2020 Review ($ in thousands, except per share amounts) (See at “Definitions” the composition of product/service revenue categories.)

($ in thousands,except per share amounts)	June 30, 2020	March 31, 2020	June 30, 2019	Change Sequential	Change Year/Year
Tool Sales/Rental	$371	$1,768	$1,000	(79.0)%	(62.9)%
Other Related Tool Revenue	973	1,845	1,573	(47.3)%	(38.2)%
Tool Revenue	1,343	3,613	2,574	(62.8)%	(47.8)%
Contract Services	681	1,745	1,970	(61.0)%	(65.4)%
Total Revenue	$2,024	$5,358	$4,543	(62.2)%	(55.4)%

The average U.S land rig count declined 60% year-over-year in the quarter reflecting the imbalance of supply and demand in the global oil industry, as well as the impact of the COVID-19 pandemic. This significant reduction in drilling activity was the primary driver of the $2.5 million, or 55%, decline in revenue compared with the prior-year period. Tool revenue declined at a lower rate than the overall market, which the Company attributes to the value created by the DNR. This is reflected in the increase in market share by the Company’s U.S. distributor. The tool is used to improve drilling efficiencies and reduce drilling costs.

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Superior Drilling Products, Inc. Reports Second Quarter 2020 Results

August 7, 2020

North America revenue represented 83% of total revenue compared with 96% the prior-year period while International revenue grew to 17% compared with 4% the prior-year period.

Second Quarter 2020 Operating Costs

($ in thousands,except per share amounts)	June 30, 2020	March 31, 2020	June 30, 2019	Change Sequential	Change Year/Year
Cost of revenue	$1,100	$2,315	$2,014	(52.5)%	(45.4)%
As a percent of sales	54.3%	43.2%	44.3%
Selling, general & administrative	$1,340	$2,018	$1,816	(33.6)%	(26.2)%
As a percent of sales	66.2%	37.7%	40.0%
Depreciation & amortization	$680	$761	$930	(10.6)%	(26.9)%
Total operating expenses	$3,120	$5,093	$4,760	(38.7)%	(34.5)%
Operating (loss) Income	$(1,096)	$265	$(217)	NM	NM
As a % of sales	(54.1)%	4.9%	(4.8)%
Other (expense) income including income tax (expense)	$(146)	$(67)	$(181)	NM	NM
Net (loss) income	$(1,242)	$198	$(397)	NM	NM
Diluted earnings (loss) per share	$(0.05)	$0.01	$(0.02)	NM	NM
Adjusted EBITDA(1)	$(222)	$1,221	$1,074	NM	NM

(1)See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net loss to Adjusted EBITDA.

The cost of revenue decreased approximately $914 thousand over the prior-year period reflecting lower volume and the impact of cost savings resulting from the Company’s April 2020 reduction in force. As a percentage of revenue, cost of sales was 54% compared with 44% for prior-year period. The increase reflects lower absorption of overhead costs on reduced volume.

The 26% decline in selling, general and administrative expense (SG&A), which includes research and development projects, was primarily due to the cost reduction measures implemented in April 2020 in an effort to offset the reduction in revenue.

Depreciation and amortization expense decreased approximately 27% to $680 thousand due to lower amortization expense as a result of fully amortizing a portion of intangible assets in May 2019.

Chris Cashion, Chief Financial Officer commented, “After completing phase two of our cost reduction plan, we are now running at a cash burn rate of approximately $900 thousand per month. We are evaluating the necessary actions for phase three cost reductions under the assumption that things will get worse before they get better. We continue to expect that the third quarter will be our low point for our domestic revenue and that demand, primarily international, will continue to improve from there.”

Net loss for the quarter was $1.2 million, compared with a net loss of $397 thousand in the second quarter of 2019. Adjusted EBITDA(1), a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, was a negative $222 thousand.

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance.

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Superior Drilling Products, Inc. Reports Second Quarter 2020 Results

August 7, 2020

Year-to-Date Review

Revenue in the first six months of 2020 decreased just 23%, or $2.2 million, compared with the same period in 2019. The decline in the first half was less than would be expected given the impact of COVID-19 on the oil & gas industry because of the very strong 2020 first quarter results that was driven by above market performance in both U.S. and International markets. International revenue increased 175% in the first half, and U.S. revenue was down just 31% while the overall U.S. rig count market declined by 41%.

Tool revenue was $5.0 million, down 18%, or $1.1 million, from the prior-year period. Contract Services revenue decreased approximately $1.1 million, or 32%, to $2.5 million. Net loss for the first six months of 2020 was $1.0 million, or $(0.04) per diluted share. Adjusted EBITDA(1) for the first six months of 2020 was $1.0 million. Adjusted EBITDA margin was 13.5% in 2020, compared with 24% in 2019.

Balance Sheet and Liquidity

Cash at the end of the quarter was $2.5 million, up from $1.2 million at the end of 2019, but down from $3.3 million at the end of the first quarter of 2020. Cash used in operations in the second quarter of 2020 was $72 thousand.

Total debt at the end of the second quarter was $6.9 million, down $0.7 million, or 9.2%, compared with $7.6 million at March 31, 2020.

Strategy and outlook

Mr. Meier concluded, “While we have confidence in our drilling tool technologies, the opportunity for the DNR to continue to further penetrate the global market and the opportunity for us to expand our drill bit remanufacturing capabilities internationally, we also recognize we need to leverage our resources and diversify our opportunities. We are in the process of obtaining ISO 9001 and AS 9100 certifications for our Vernal, Utah operations so we can address requests to provide precision machining services to the defense industry and for other critical industrial applications. Although we do not expect revenue from these efforts to be realized until later in 2021, as we expand with our drilling technologies, the opportunity for additional revenue streams will help to derisk our future.”

Definitions and Composition of Product/Service Revenue:

Contract Services Revenue is comprised of drill bit and other repair and manufacturing services.

Other Related Tool Revenue is comprised of royalties and fleet maintenance fees.

Tool Sales/Rental revenue is comprised of revenue from either the sale of tools or tools rented to customers.

Tool Revenue is the sum of Other Related Tool Revenue and Tool Sales/Rental revenue.

Webcast and Conference Call

The Company will host a conference call and live webcast today at 11:00 am MT (1:00 pm ET) to review the results of the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events. A telephonic replay will be available from 2:00 p.m. MT (4:00 p.m. ET) the day of the teleconference until Friday, August 14, 2020. To listen to the archived call, please call (412) 317-6671 and enter conference ID number 13705876, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

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Superior Drilling Products, Inc. Reports Second Quarter 2020 Results

August 7, 2020

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the continued impact of COVID-19 on the business, the Company’s strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and ability to outperform are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof

For more information, contact investor relations:

Deborah K. Pawlowski, Kei Advisors LLC
(716) 843-3908, dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Superior Drilling Products, Inc. Reports Second Quarter 2020 Results

August 7, 2020

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
for the Periods Ended June 30, 2020 and 2019

(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2020	2019	2020	2019

Revenue
North America	$1,688,933	$4,341,696	$6,269,443	$9,169,973
International	335,455	201,746	1,112,708	409,815
Total revenue	$2,024,388	$4,543,442	$7,382,151	$9,579,788

Operating cost and expenses
Cost of revenue	1,099,553	2,013,598	3,414,061	4,056,626
Selling, general, and administrative expenses	1,340,213	1,816,195	3,358,112	3,885,235
Depreciation and amortization expense	680,375	930,410	1,441,139	1,941,515

Total operating costs and expenses	3,120,141	4,760,203	8,213,312	9,883,376

Operating loss	(1,095,753)	(216,761)	(831,161)	(303,588)

Other income (expense)
Interest income	942	21,431	5,630	40,364
Interest expense	(146,470)	(216,241)	(323,728)	(394,223)
Impairment on asset held for sale	-	-	(30,000)	-
Gain on disposition of assets	-	14,147	142,234	14,147
Total other expense	(145,528)	(180,663)	(205,864)	(339,712)

Loss before income taxes	(1,241,281)	(397,424)	(1,037,025)	(643,300)

Income tax expense	(225)	-	(6,435)	-
Net loss	$(1,241,506)	$(397,424)	$(1,043,460)	$(643,300)

Basic loss earnings per common share	$(0.05)	$(0.02)	$(0.04)	$(0.03)

Basic weighted average common shares outstanding	25,434,593	25,034,580	25,202,104	25,026,384

Diluted loss per common share	$(0.05)	$(0.02)	$(0.04)	$(0.03)

Diluted weighted average common shares outstanding	25,434,593	25,034,580	25,202,104	25,026,384

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Superior Drilling Products, Inc. Reports Second Quarter 2020 Results

August 7, 2020

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

(unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash	$2,532,940	$1,217,014
Accounts receivable, net	1,414,774	3,850,509
Prepaid expenses	76,380	139,070
Inventories	1,302,181	924,032
Asset held for sale	40,000	252,704
Other current assets	-	252,178

Total current assets	5,366,275	6,635,507

Property, plant and equipment, net	7,755,738	8,045,692
Intangible assets, net	1,402,778	1,986,111
Right of use Asset (net of amortizaton)	177,303	-
Other noncurrent assets	93,619	93,619
Total assets	$14,795,713	$16,760,929

Liabilities and Owners’ Equity
Current liabilities:
Accounts payable	$647,091	$945,414
Accrued expenses	729,113	683,832
Customer Deposits	-	61,421
Income tax payable	22,215	15,880
Current portion of operating lease liability	114,070	-
Current portion of long-term debt, net of discounts	3,990,716	4,102,543

Total current liabilities	5,503,205	5,809,090

Operating Lease Liability	63,233	-
Long-term debt, less current portion, net of discounts	2,957,758	3,848,863
Total liabilities	8,524,196	9,657,953

Shareholders’ equity
Common stock (25,434,776 and 25,418,126)	25,435	25,418
Additional paid-in-capital	40,281,375	40,069,391
Accumulated deficit	(34,035,293)	(32,991,833)
Total shareholders’ equity	6,271,517	7,102,976
Total liabilities and shareholders’ equity	$14,795,713	$16,760,929

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Superior Drilling Products, Inc. Reports Second Quarter 2020 Results

August 7, 2020

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

For the Periods Ended June 30, 2020 and 2019
(unaudited)

	June 30, 2020	June 30, 2019
Cash Flows From Operating Activities
Net loss	$(1,043,460)	$(643,300)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	1,441,139	1,941,515
Share-based compensation expense	212,001	317,966
Loss / (Gain) on sale or dispositon of assets	(142,234)	(14,147)
Impairment on asset held for sale	30,000	-
Amortization of deferred loan cost	9,263	6,179
Changes in operating assets and liabilities:
Accounts receivable	2,435,735	(1,040,141)
Inventories	(860,431)	(158,881)
Prepaid expenses and other noncurrent assets	314,868	(108,142)
Accounts payable and accrued expenses	(230,959)	628,595
Income Tax expense	6,335	-
Other long-term liabilities	(61,421)	-
Net Cash Provided By Operating Activities	2,110,836	929,644

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(90,132)	(685,614)
Proceeds from sale of fixed assets	117,833	-
Net Cash Provided By (Used In) Investing Activities	27,701	(685,614)

Cash Flows From Financing Activities
Principal payments on debt	(1,953,673)	(2,895,957)
Proceeds received from debt borrowings	964,120	800,000
Payments on Revolving Loan	(842,880)	(437,922)
Proceeds received from Revolving Loan	1,009,822	1,309,836
Debt issuance costs	-	(70,103)
Net Cash Used In Financing Activities	(822,611)	(1,294,146)

Net change in Cash	1,315,926	(1,050,116)
Cash at Beginning of Period	1,217,014	4,264,767
Cash at End of Period	$2,532,940	$3,214,651

Supplemental information:
Cash paid for interest	$340,027	$466,976
Acquisition of equipment by issuance of note payable	-	330,840
Inventory converted to property, plant and equipment	482,282	-
Long term debt paid with Sale of Plane	211,667	-

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Superior Drilling Products, Inc. Reports Second Quarter 2020 Results

August 7, 2020

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

($, in thousands)	Three Months Ended
	June 30, 2020	June 30, 2019	March 31, 2020

GAAP net income	$(1,241,506)	$(397,424)	$198,046
Add back:
Depreciation and amortization	680,375	930,410	760,764
Inventory write off	-	136,000	-
Interest expense, net	145,528	194,810	172,570
Share-based compensation	105,005	136,115	106,996
Net non-cash compensation	88,200	88,200	88,200
Income tax expense	225	-	6,435
Loss on disposition of assets	-	(14,147)	(112,234)
Non-GAAP adjusted EBITDA(1)	$(222,173)	$1,073,964	$1,220,777

GAAP Revenue	$2,024,388	$4,543,442	$5,357,763
Non-GAAP Adjusted EBITDA Margin	-11.0%	23.6%	22.8%

	Six Months Ended
	June 30, 2020	June 30, 2019

GAAP net income	$(1,043,460)	$(643,300)
Add back:
Depreciation and amortization	1,441,139	1,941,515
Inventory write off	-	136,000
Interest expense, net	318,098	353,859
Share-based compensation	212,001	317,966
Net non-cash compensation	176,400	176,400
Income tax expense	6,435	-
Loss on disposition of assets	(112,234)	(14,147)
Non-GAAP adjusted EBITDA(1)	$998,379	$2,268,293

GAAP Revenue	$7,382,151	$9,579,788
Non-GAAP Adjusted EBITDA Margin	13.5%	23.7%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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